Exhibit 99.1

ISSUE RELEASE:	INVESTOR CONTACT:	Trina Schurman
FOR IMMEDIATE RELEASE		Nordstrom, Inc.
May 4, 2017		(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030

NORDSTROM NAMES ANNE BRAMMAN CHIEF FINANCIAL OFFICER
SEATTLE (May 4, 2017) – Seattle-based Nordstrom, Inc. announced today that Anne Bramman is joining the company as Chief Financial Officer (CFO), effective June 2, 2017.
“After a thorough search for a CFO, we’re excited to have Anne join our team,” said Blake Nordstrom, co-president of Nordstrom, Inc. “Anne’s breadth of financial expertise and background as a strong business leader will serve us well as we continue to invest in our growth strategy.”
Ms. Bramman comes to Nordstrom from Avery Dennison Corporation where she has served as Senior Vice President and CFO since 2015. Ms. Bramman has an extensive financial leadership background in a variety of industries, including retail. She previously held the CFO position at Carnival Cruise Line and was CFO of Henri Bendel, a subsidiary of L Brands Inc. In her new role, Ms. Bramman will focus on driving productivity and supporting Nordstrom’s continued growth.
“I’ve always admired Nordstrom and am excited to join the company during a time of transformative change in the industry,” said Ms. Bramman. “Nordstrom has been an industry leader in strategically investing for the future and I look forward to supporting their commitment to operating excellence.”
Mike Koppel retired as the company’s CFO May 1, 2017 after 16 years and will continue to support Nordstrom in a consulting and advisory role through the end of the year.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 353 stores in 40 states, including 122 full-line stores in the United States, Canada and Puerto Rico; 220 Nordstrom Rack stores; two Jeffrey boutiques; and two clearance stores. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The Company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its seven clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.

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